Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2004 relating to the financial statements of Ethyl Corporation, which appears in Ethyl Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference in this Registration Statement of our report dated June 10, 2004 relating to the financial statements, which appears in the Annual Report of the Ethyl Corporation Savings Plan on Form 11-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia

September 27, 2004